Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOCARDIA REPORTS 2020 FINANCIAL RESULTS AND RECENT BUSINESS HIGHLIGHTS

SAN CARLOS, Calif. – March 30, 2021 - BioCardia®, Inc. [Nasdaq: BCDA], a leader in the development of comprehensive solutions for cardiovascular and pulmonary regenerative therapies, today reported financial results for the fourth quarter and full year ended December 31, 2020 and recent business highlights. BioCardia has filed its annual 10-K with the Securities and Exchange Commission.

“We continue to recognize and thank our many outstanding clinical partners and their teams who are on the front lines of dealing with the COVID-19 situation nationwide as we work with them to accelerate our pivotal cell therapy clinical trials,” said BioCardia CEO Peter Altman, Ph.D. “We also recognize the proactive efforts of the FDA to provide guidelines to help protect patients and preserve the integrity of ongoing clinical trials. The ongoing dedication to patient care, even at the potential risk to healthcare workers’ own health, is a testament to the commitment we have seen ourselves in their work on our clinical programs.”

Q4 and Recent Business Highlights:

●	CardiAMP™ Cell Therapy
o

CardiAMP™ Heart Failure Trial (BCDA-01) received positive DSMB recommendations –the independent Data Safety Monitoring Board (DSMB) has completed its prespecified data review for the Phase III pivotal CardiAMP™ Heart Failure Trial. The DSMB based its review on all available data for the 86 patients enrolled in the trial, including 60 randomized patients who have reached their one-year follow-up. The DSMB performed a risk-benefit assessment, indicated no safety concerns, and recommended that the study continue as designed.

o

Peer reviewed initial data from the ongoing pivotal Phase III Clinical Trial was in press in the International Journal of Cardiology in October 2020. Results showed improvements at one-year follow-up in heart failure patients measured by exercise outcomes and cardiac function.

●	Helix™ Biotherapeutic Delivery System
o

The journal, Cardiovascular Revascularization Medicine published a study showing the Helix System, which is being used in the pivotal Phase III CardiAMP Heart Failure Trial currently enrolling nationwide for infusion of BioCardia’s CardiAMP cell therapy to the myocardium, demonstrated the best safety profile among clinical transendocardial catheter injection systems used for cardiac cell therapy delivery.

o

U.S. Patent No: 10,874,831 for “Devices and Methods for Accessing the Vasculature of a Patient” was issued, which further protects our Helix™ Biotherapeutic Delivery System. This patent covers a steerable catheter design intended to provide uniform bending rigidity in all orientations.  This uniform bending rigidity is expected to significant enhance physician control in tortuous anatomy.  The patented technology is incorporated in the Company’s recently approved Morph DNA and AVANCE™ steerable catheter offerings.  The advances are also expected to strengthen the Company’s clinical stage biotherapeutic programs in heart failure and chronic myocardial ischemia.

●	Business Development
o

The Company entered into an agreement with a leading Japanese pharmaceutical company related to BioCardia Helix catheter biotherapeutic delivery product candidates.  Under the terms of the agreement, BioCardia received a $500,000 up-front payment, a portion of which is creditable for biotherapeutic delivery products and support services. The agreement has a one-year term with an option to negotiate for a non-exclusive world-wide license to BioCardia Helix catheter biotherapeutic delivery product candidates for certain cell types for cardiac indications.

●	Corporate
o

Dr. Sujith Shetty has taken the role of Chief Medical Officer, replacing Dr. Eric Duckers, who resigned as Chief Medical Officer of the Company in February 2021.  Dr. Shetty has been with the Company for almost two years in the capacity of Vice President of Clinical and Regulatory. Dr. Duckers has entered into a consulting agreement to continue to provide support for the ongoing CardiAMP™ Heart Failure Trial and its leadership team.  Ms. Debby Holmes-Higgin who has been with the Company for more than three years will continue to serve as Vice President of Clinical with expanded responsibilities.

o

Krisztina Zsebo, Ph.D., a veteran of the biotech industry and cardiovascular biotherapeutic development, joined BioCardia’s Board of Directors in December 2020, following her election at BioCardia’s 2020 Annual Meeting of Stockholders.

●	Financial
o	$19 million financing – the company closed two public equity offerings during the fourth quarter of 2020, one for $8.5 million at $4.75 per share and one for $10.5 million at $5.15 per share.

o

$20 million equity line – the company recently closed a $20 million equity line, including $2.0 million initial sale of common stock priced more than 10% above market at $5.35 per share with additional modest commitment shares.

Dr. Altman continued, “We continue to press on our cell therapy programs. With three positive DSMB reviews to date and two new peer reviewed manuscripts supporting the program in the last quarter, our CardiAMP autologous cell therapy (BCDA-01) for the treatment of ischemic heart failure, remains our top priority. Our CardiAMP autologous cell therapy is also under Phase III pivotal development for the treatment of chronic myocardial ischemia (BCDA-02), with the first patient enrolled in this second large unmet clinical indication expected in the near future.

“In coordination with our lead programs, we are actively pursuing multiple avenues for value creation and revenue generation in addition to those based on the autologous CardiAMP cell therapy product candidates. We are working towards FDA acceptance of both our allogeneic ‘off the shelf’ Neurokinin-1 receptor positive mesenchymal stem cell Phase I/II programs for patients who were excluded from our BCDA-01 program, and separately for patients with acute respiratory distress syndrome. Our AVANCE™ product offering for transseptal cardiac procedures has begun early commercialization activities in the United States through commission-only 1099 sales representation. We also continue to selectively partner with other therapeutic developers, such as the one recently announced with a well-respected Japanese pharmaceutical company.

“With a secure cash position from the three recent financial transactions, continued diligence to spend resources wisely even as we build a commission-only sales capability and increase business development activities, we will advance our data driven therapeutic development programs rigorously with patient safety as our number-one priority. We are optimistic about the coming year, and believe we are well positioned to achieve our goals. We look forward to sharing our success with shareholders ahead,” concluded Dr. Altman.

Full Year 2020 Financial Results:

●

Revenues decreased significantly year over year with $145,000 in 2020 compared to $710,000 in 2019, which can be attributed to lower revenue-generating partnership activities, coupled with reduced volumes of commercial catheter sales as we transition our commercial offerings to a limited launch of the AVANCE™ and Morph DNA product families.

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Research and development expenses were up approximately 15% to $9.8 million, compared to $8.6 million in 2019, primarily due to the cost of additional personnel and supporting systems to enhance enrollment and monitoring in our ongoing pivotal CardiAMP™ Heart Failure and Myocardial Ischemia trials.

●	Selling, general and administrative expenses decreased to $5.9 million in 2020, compared to $6.0 million in 2019.

●	Net loss was approximately $15.0 million for 2020, compared to $14.7 million for 2019.

●	Net cash used in operations in 2020 was $12.4 million, as compared to $9.4 million in 2019.

Anticipated Upcoming Milestones:

●	Q2 2021: Phase III pivotal trial prespecified independent DSMB Review of CardiAMP Heart Failure trial (BCDA-01).
●	Q2 2021: Phase III pivotal trial first patient enrolled in CardiAMP Chronic Myocardial Ischemia Trial (BCDA-02).

●	Other 2021 anticipated milestones include:

●	Roll in cohort safety data from BCDA-02, our CardiAMP autologous cell therapy under Phase III development for the treatment of chronic myocardial ischemia.

●

Investigational New Drug (IND) acceptance of Phase I/II program of BCDA-03, our allogeneic Neurokinin-1 receptor positive (NK1R+) Mesenchymal Stem Cells (MSC) for the treatment of ischemic heart failure intended initially for those patients excluded from BCDA-01.

●	IND acceptance of Phase I/II program for BCDA-04, our allogeneic NK1R+ MSC Phase I/II program for the treatment of acute respiratory distress resulting from COVID-19.

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is developing regenerative biologic therapies to treat cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ transendocardial delivery system, the Morph® steerable guide and sheath catheter portfolio and the AVANCE™ steerable introducer family. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment of our clinical trials, the availability of data from our clinical trials, filings with the FDA, FDA product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans and overall market conditions.  We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control.  Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates.  These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2021, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Michelle McAdam, Chronic Communications, Inc.
Email: michelle@chronic-comm.com
Phone: 310-902-1274

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

BioCardia, Inc.

Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Year ended December 31,
	2020	2019
Revenue:
Net product revenue	$13	$182
Collaboration agreement revenue	132	528
Total revenue	145	710
Costs and expenses:
Cost of goods sold	4	358
Research and development	9,809	8,562
Selling, general and administrative	5,861	6,003
Total costs and expenses	15,674	14,923
Operating loss	(15,529)	(14,213)
Other income (expense):
Interest income	21	87
Gain on extinguishment of Paycheck Protection Program note payable	509	-
Gain on change in fair value of redemption feature embedded in convertible notes	-	52
Interest expense	(3)	(112)
Loss on extinguishment of convertible notes	-	(521)
Other expense	(2)	(2)
Total other income (expense)	525	(496)
Net loss	$(15,004)	$(14,709)

Net loss per share, basic and diluted	$(1.48)	$(2.61)

Weighted-average shares used in computing net loss per share, basic and diluted	10,118,682	5,644,328

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	December 31,	December 31,
	2020 (1)	2019 (1)

Assets:
Cash and cash equivalents	$21,407	$5,585
Other current assets	1,251	793
Property, plant and equipment and other noncurrent assets	766	1,300
Total assets	$23,424	$7,678
Liabilities and Stockholders’ Equity
Current liabilities	$4,248	$4,003
Noncurrent liabilities	—	1,305
Total stockholders’ equity	19,176	2,370
Total liabilities and stockholders’ equity	$23,424	$7,678

(1)  December 31, 2020 and 2019 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission on March 30, 2021.